Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Third Quarter and Year-to-Date Fiscal 2026 Results

•Revenue of $283.4 million in Q3, ahead of outlook
•Diluted EPS of $0.97 in Q3 and Adjusted Diluted EPS of $1.14, versus prior year Q3 Diluted EPS of $1.22
•Repurchased approximately 0.8 million shares opportunistically in Q3
•Successfully closed acquisition of eye care supplier Pillar5 Pharma, Inc. in December, as expected
•Narrowing Outlook Range of Fiscal 2026 Revenue and Adjusted Diluted EPS

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 5, 2026-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third quarter and nine months ended December 31, 2025.

“We exceeded our third quarter revenue outlook and delivered solid profitability in the quarter, which reflected the benefits of our diverse business model and strong financial profile. We are pleased with these results, especially when navigating the challenging consumer backdrop we’ve experienced year-to-date. As expected, we continued to make progress toward improving Clear Eyes® supply, increasing sales sequentially and closing on the acquisition of Pillar5 in December. Furthermore, our superior free cash flow and low leverage allowed us to repurchase approximately 0.8 million shares in the third quarter to further enhance shareholder value,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2025

Reported revenues in the third quarter of fiscal 2026 of $283.4 million decreased 2.4% from $290.3 million in the third quarter of fiscal 2025 and decreased 2.2% excluding the impact of foreign currency. The revenue decline versus the prior year comparable period was primarily driven by lower Ear & Eye Care category sales as a result of limited ability to supply demand for Clear Eyes®.

Reported net income for the third quarter of fiscal 2026 totaled $46.7 million and non-GAAP adjusted net income totaled $54.9 million, compared to the prior year third quarter’s net income of $61.0 million. Diluted earnings per share of $0.97 and non-GAAP adjusted diluted earnings per share of $1.14 for the third quarter of fiscal 2026 compared to diluted earnings per share of $1.22 in the prior year comparable period.

The adjustments to the third quarter of fiscal 2026 relate to the write off of a supplier loan, professional costs associated with the Pillar5 acquisition, and the applicable tax impact associated with these items.

Nine Months Ended December 31, 2025

Reported revenues for the first nine months of fiscal 2026 totaled $807.1 million and compared to revenues of $841.2 million for the first nine months of fiscal 2025. Revenues decreased 4.1% versus the prior year comparable period and 3.9% excluding the impact of foreign currency. The revenue performance for the first nine months reflected the limited ability to supply strong demand for Clear Eyes® as well as the Q1 headwind associated with accelerated order timing in Q4 of the prior year.

Reported net income for the first nine months of fiscal 2026 totaled $136.4 million versus the prior year comparable period net income of $164.5 million. Non-GAAP adjusted net income for the first nine months of fiscal 2026 totaled $154.8 million versus the prior year comparable period’s adjusted net income of $160.4 million. Diluted earnings per share were $2.78 for the first nine months of fiscal 2026 compared to $3.28 per share in the prior year comparable period. Non-GAAP adjusted diluted earnings per share of $3.16 for the first nine months of fiscal 2026 compared to the prior year comparable period’s adjusted diluted earnings per share of $3.20.

The adjustments to the first nine months of fiscal 2026 relate to the write off of a supplier loan, professional costs associated with the Pillar5 acquisition, and the applicable tax impact associated with these items, as well as a discrete tax item pertaining to establishing a taxable presence in a new state. The adjustment to the first nine months of fiscal 2025 relates to a discrete tax item in the first quarter pertaining to the release of a reserve for an uncertain tax position due to the statute of limitations expiring.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the first nine months of fiscal 2026 was $214.8 million, compared to $189.7 million during the prior year comparable period. Non-GAAP free cash flow in the first nine months of fiscal 2026 was $208.8 million compared to $184.9 million in the prior year comparable period.

In the third quarter fiscal 2026, the Company opportunistically repurchased approximately 0.8 million shares at a total investment of $45.8 million. For the first nine months of fiscal 2026, the total shares repurchased were approximately 2.3 million at a total cost of $155.6 million.

The Company's net debt position as of December 31, 2025 was approximately $1.0 billion, resulting in a covenant-defined leverage ratio of 2.6x.

Segment Review

North American OTC Healthcare: Segment revenues of $235.7 million for the third quarter fiscal 2026 decreased compared to the prior year comparable quarter's segment revenues of $238.9 million. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven primarily by limited ability to supply demand for Clear Eyes®.

For the first nine months of the current fiscal year, reported revenues for the North American OTC segment were $679.0 million, which compared to $711.1 million in the prior year comparable period. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven by limited ability to supply demand for Clear Eyes® as well as the expected headwind associated with accelerated order timing in Q4 of the prior year.

International OTC Healthcare: Fiscal third quarter 2026 segment revenues of $47.7 million compared to $51.4 million reported in the prior year comparable period. The lower revenue performance was driven by lower Eye & Ear Care category sales.

For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $128.1 million, a decrease of 1.6% over the prior year comparable period’s revenues of $130.2 million, or a decrease of 0.9% excluding the effects of foreign currency.

Updated Fiscal 2026 Outlook

“Looking ahead we continue to rebuild our supply chain capacity for Clear Eyes and expect supply improvements in coming quarters to support long-term demand. We are narrowing our fiscal 2026 net sales outlook to approximately $1.1 billion to reflect a continued challenging consumer environment while maintaining our outlook for free cash flow of $245 million or higher in fiscal 2026 which reflects our strong and stable financial performance. We continue to remain focused on brand-building that drives long-term organic growth, along with disciplined capital allocation that helps generate superior shareholder value creation over time." Mr. Lombardi stated.

	Prior Fiscal 2026 Outlook	Current Fiscal 2026 Outlook
Revenue	$1,100 to $1,115 million	Approximately $1,100 million
Organic Revenue Growth	Approximate 1.5% to 3.0% decrease	Approximate 3.0% decrease
Adjusted Diluted E.P.S.	$4.54 to $4.58	Approximately $4.54
Free Cash Flow	$245 million or more	$245 million or more

Third Quarter Fiscal 2026 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its third quarter and first nine months fiscal 2026 results today, February 5, 2026 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com/. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "outlook," "may," "will," "would," “believe,” "expect," “looking ahead,” ”focused,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow; demand for eye care products and improvements in eye care supply and the impact of acquiring Pillar5 on the supply of eye care products and the need for related incremental investments; and the Company’s ability to maintain strong financial performance and enhance shareholder value and organic growth through its brand-building focus and disciplined capital allocation. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs and trade actions, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, the ability to meet Pillar5 closing conditions, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2025 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Total Revenues	$283,444	$290,317	$807,088	$841,244

Cost of Sales
Cost of sales excluding depreciation	123,632	127,360	350,390	370,098
Cost of sales depreciation	2,443	1,908	7,419	6,693
Cost of sales	126,075	129,268	357,809	376,791
Gross profit	157,369	161,049	449,279	464,453

Operating Expenses
Advertising and marketing	40,055	37,945	113,693	118,719
General and administrative	29,674	26,182	86,167	81,159
Depreciation and amortization	5,149	4,960	15,502	16,228
Total operating expenses	74,878	69,087	215,362	216,106
Operating income	82,491	91,962	233,917	248,347

Other expense
Interest expense, net	10,672	11,455	30,911	36,873
Other expense, net	10,005	353	10,282	1,244
Total other expense, net	20,677	11,808	41,193	38,117
Income before income taxes	61,814	80,154	192,724	210,230
Provision for income taxes	15,118	19,122	56,351	45,753
Net income	$46,696	$61,032	$136,373	$164,477

Earnings per share:
Basic	$0.98	$1.23	$2.80	$3.31
Diluted	$0.97	$1.22	$2.78	$3.28

Weighted average shares outstanding:
Basic	47,880	49,597	48,791	49,711
Diluted	48,087	49,993	49,059	50,085

Comprehensive income, net of tax:
Currency translation adjustments	1,366	(13,628)	7,425	(5,669)
Total other comprehensive income (loss)	1,366	(13,628)	7,425	(5,669)
Comprehensive income	$48,062	$47,404	$143,798	$158,808

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2025	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$62,373	$97,884
Accounts receivable, net of allowance of $21,087 and $16,314, respectively	190,456	194,293
Inventories	163,594	147,709
Prepaid expenses and other current assets	17,005	8,442
Total current assets	433,428	448,328

Property, plant and equipment, net	128,214	74,548
Operating lease right-of-use assets	23,928	28,238
Finance lease right-of-use assets, net	22,596	25,056
Goodwill	581,248	527,425
Intangible assets, net	2,301,536	2,295,350
Other long-term assets	3,793	3,273
Total Assets	$3,494,743	$3,402,218

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	42,946	18,925
Accrued interest payable	15,078	15,703
Operating lease liabilities, current portion	6,019	6,047
Finance lease liabilities, current portion	2,614	2,490
Other accrued liabilities	72,900	63,458
Total current liabilities	139,557	106,623

Long-term debt, net	1,033,547	992,357
Deferred income tax liabilities	449,331	419,594
Long-term operating lease liabilities, net of current portion	18,458	22,732
Long-term finance lease liabilities, net of current portion	18,652	20,624
Other long-term liabilities	5,747	5,391
Total Liabilities	1,665,292	1,567,321

Total Stockholders' Equity	1,829,451	1,834,897
Total Liabilities and Stockholders' Equity	$3,494,743	$3,402,218

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2025	2024
Operating Activities
Net income	$136,373	$164,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,921	22,921
Loss on disposal of property and equipment	140	83
Deferred and other income taxes	26,808	7,278
Amortization of debt origination costs	1,341	1,316
Stock-based compensation costs	8,188	8,424
Non-cash operating lease cost	5,814	5,322
Write off of supplier loan	10,332	—
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(2,085)	8,874
Inventories	(7,069)	(13,385)
Prepaid expenses and other current assets	(6,913)	5,558
Accounts payable	18,457	(18,851)
Accrued liabilities	6,358	4,359
Operating lease liabilities	(5,783)	(5,721)
Other	(96)	(988)
Net cash provided by operating activities	214,786	189,667

Investing Activities
Purchases of property, plant and equipment	(5,968)	(4,745)
Acquisitions, net of cash acquired	(125,532)	(8,250)
Other	(1,927)	(978)
Net cash (used in) investing activities	(133,427)	(13,973)

Financing Activities
Term loan repayments	—	(135,000)
Borrowings under revolving credit agreement	40,000	—
Payments of finance leases	(1,771)	(1,899)
Proceeds from exercise of stock options	3,907	12,340
Fair value of shares surrendered as payment of tax withholding	(4,260)	(5,832)
Repurchase of common stock	(155,593)	(40,196)
Other	(246)	0
Net cash (used in) financing activities	(117,963)	(170,587)
Effects of exchange rate changes on cash and cash equivalents	1,093	(702)
Increase in cash and cash equivalents	(35,511)	4,405
Cash and cash equivalents - beginning of period	97,884	46,469
Cash and cash equivalents - end of period	$62,373	$50,874
Interest paid	$33,327	$37,427
Income taxes paid	$36,887	$33,512

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$235,697	$47,747	$283,444
Cost of sales	105,002	21,073	126,075
Gross profit	130,695	26,674	157,369
Advertising and marketing	32,686	7,369	40,055
Contribution margin	$98,009	$19,305	$117,314
Other operating expenses			34,823
Operating income			$82,491
*Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$679,031	$128,057	$807,088
Cost of sales	299,528	58,281	357,809
Gross profit	379,503	69,776	449,279
Advertising and marketing	93,673	20,020	113,693
Contribution margin	$285,830	$49,756	$335,586
Other operating expenses			101,669
Operating income			233,917
*Intersegment revenues of $2.3 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$238,934	$51,383	$290,317
Cost of sales	108,067	21,201	129,268
Gross profit	130,867	30,182	161,049
Advertising and marketing	30,995	6,950	37,945
Contribution margin	$99,872	$23,232	$123,104
Other operating expenses			31,142
Operating income			$91,962
* Intersegment revenues of $0.9 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$711,061	$130,183	$841,244
Cost of sales	321,408	55,383	376,791
Gross profit	389,653	74,800	464,453
Advertising and marketing	99,637	19,082	118,719
Contribution margin	$290,016	$55,718	$345,734
Other operating expenses			97,387
Operating income			$248,347
* Intersegment revenues of $2.5 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less supplier loan write-off and costs associated with acquisition in General and Administrative expenses.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before supplier loan write-off, costs associated with acquisition in General and Administrative expenses, and applicable tax impact associated with these items and adjustment for a normalized tax rate.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,040,000 at December 31, 2025) less cash and cash equivalents ($62,373 at December 31, 2025). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
GAAP Total Revenues	$283,444	$290,317	$807,088	$841,244
Revenue Change	(2.4)%		(4.1)%
Adjustments:
Impact of foreign currency exchange rates	—	(534)	—	(1,574)
Total adjustments	—	(534)	—	(1,574)
Non-GAAP Organic Revenues	$283,444	$289,783	$807,088	$839,670
Non-GAAP Organic Revenue Change	(2.2)%		(3.9)%

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
GAAP General and Administrative Expense	$29,674	$26,182	$86,167	$81,159
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	10.5%	9.0%	10.7%	9.6%

Adjustments:
Costs associated with acquisition (1)	472	—	472	—
Total adjustments	472	—	472	—
Non-GAAP Adjusted General and Administrative Expense	$29,202	$26,182	$85,695	$81,159
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	10.3%	9.0%	10.6%	9.6%

(1) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$46,696	$61,032	$136,373	$164,477
Interest expense, net	10,672	11,455	30,911	36,873
Provision for income taxes	15,118	19,122	56,351	45,753
Depreciation and amortization	7,592	6,868	22,921	22,921
Non-GAAP EBITDA	$80,078	$98,477	$246,556	$270,024
Non-GAAP EBITDA Margin	28.3%	33.9%	30.5%	32.1%

Adjustments:
Costs associated with acquisition in General and Administrative Expense (1)	472	—	472	—
Supplier loan write-off	10,332	—	10,332	—
Total adjustments	10,804	—	10,804	—
Non-GAAP Adjusted EBITDA	$90,882	$98,477	$257,360	$270,024
Non-GAAP Adjusted EBITDA Margin	32.1%	33.9%	31.9%	32.1%
(1) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2025	2025 Diluted EPS	2024	2024 Diluted EPS	2025	2025 Diluted EPS	2024	2024 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$46,696	$0.97	$61,032	$1.22	$136,373	$2.78	$164,477	$3.28
Adjustments:
Supplier loan write-off	10,332	0.21	—	$—	10,332	$0.21	—	$—
Costs associated with acquisition in General and Administrative Expense (1)	472	0.01	—	$—	472	$0.01	—	$—
Tax impact of adjustments (2)	(2,642)	(0.05)	—	$—	(2,642)	$(0.05)	—	$—
Normalized tax rate adjustment (3)	—	—	—	$—	10,261	$0.21	(4,030)	$(0.08)
Total adjustments	8,162	0.17	—	—	18,423	0.38	(4,030)	(0.08)
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$54,858	$1.14	$61,032	$1.22	$154,796	$3.16	$160,447	$3.20
(1) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$46,696	$61,032	$136,373	$164,477
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	26,656	14,973	75,544	45,344
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	4,935	(10,914)	2,869	(20,154)
Total adjustments	31,591	4,059	78,413	25,190
GAAP Net cash provided by operating activities	78,287	65,091	214,786	189,667
Purchases of property and equipment	(3,028)	(1,566)	(5,968)	(4,745)
Non-GAAP Free Cash Flow	$75,259	$63,525	$208,818	$184,922

Outlook for Fiscal Year 2026:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'26 GAAP Net cash provided by operating activities	$255
Additions to property and equipment for cash	(10)
Projected FY'26 Non-GAAP Free Cash Flow	$245

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS:

Projected FY'26 GAAP Diluted EPS	$4.16
Adjustments:
Supplier loan write off	0.21
Costs associated with acquisition in General and Administrative expense (1)	0.01
Tax impact of adjustments (2)	(0.05)
Normalized tax rate adjustment (3)	0.21
Projected FY'26 Non-GAAP Adjusted Diluted EPS	$4.54
(1) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items..

Note: The Company anticipates certain additional non-GAAP expense adjustments related to the acquisition of Pillar5, such as integration and transition expenses, but does not provide a reconciliation of this measure to the closest GAAP measure because it cannot quantify these amounts without unreasonable effort due to the unknown magnitude and probable significance of the unavailable information.